Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

3 E Network Technology Group Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary shares, par value US$0.0001 per share	(1)	Other	6,608,661	$0.49	$3,238,243.89	0.0001381	$447.20

Total Offering Amounts:						$3,238,243.89		447.20
Total Fee Offsets:								0.00
Net Fee Due:								$447.20

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Offering Note(s)

(1)	Represents Class A Ordinary Shares (as defined below) reserved for future award grants under the 2025 Share Incentive Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) registers Class A ordinary shares, par value of US$0.0001 per share (the “Class A Ordinary Shares”), of 3 E Network Technology Group Limited (the “Registrant”) issuable pursuant to the 2025 Share Incentive Plan.

Represents 6,608,661 Shares reserved for future award grants under the 2025 Share Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional securities which may be offered and issued under the 2025 Share Incentive Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the 2025 Share Incentive Plan.

Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$0.49 per Class A Ordinary Shares, which was the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on October 15, 2025.